UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2009

FMC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, TX 77067

(Address of principal executive offices) (Zip Code)

(281) 591-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On February 27, 2009, the Board of Directors increased the size of the Board to 13 members and elected Claire S. Farley and Thorleif Enger (the “New Members”) to the Board of Directors of FMC Technologies, Inc. (the “Company”) effective immediately.

Ms. Farley was appointed to serve as a member of the Audit Committee and Dr. Enger was appointed to serve as a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors of the Company.

The Company is not aware of any transactions or series of transactions between the New Members or any members of their immediate family and the Company in which the New Members or their immediate family have, or will have, a direct or indirect material interest since the beginning of the last fiscal year.

(e) Compensatory Arrangements of Certain Officers

Compensatory Arrangement Modifications

2009 Management Incentive Awards

On February 27, 2009, the Compensation Committee of the Board of Directors modified the payout to a limited number of senior executives based on meeting certain performance criteria pursuant to the Company’s Amended and Restated Incentive Compensation and Stock Plan. Performance-based equity compensation links the award of restricted stock to the achievement of performance targets relative to the performance of our peer group of oilfield service and equipment companies with respect to the following three metrics: EBITDA growth, return on investment and total shareholder return. Beginning in 2009, if the Company’s total shareholder return for the year is not positive, there will be no payout against this metric regardless of the Company’s performance relative to the peer group.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Amendment of Bylaws

On February 27, 2009, the Board of Directors amended the Bylaws of the Company, effective immediately, to clarify that directors will continue to be indemnified by the Company following a director’s retirement.

A copy of the amendment to the Company’s Bylaws is filed as Exhibit 3.3 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

3.3	Amendment to the FMC Technologies, Inc. Bylaws, effective February 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC TECHNOLOGIES, INC.

Date: March 5, 2009	By:	/s/ William H. Schumann, III
William H. Schumann, III
Executive Vice President and Chief Financial Officer